Exhibit 10.7

LICENSE AGREEMENT

This Agreement is made by and among Sigma Labs, Inc., a Nevada corporation, and its wholly-owned subsidiary, B6 Sigma, Inc., a Delaware corporation (referred to jointly as "Licensor" unless the context otherwise requires), and Allotrope Sciences Corp., a Delaware corporation ("Licensee"), and is effective as of April 11, 2013 ("Effective Date").

RECITALS

A.                Licensor is the owner of the Licensed Patents, which relate to projectile and munitions-related technologies developed by Licensor, and, subject to the terms and conditions of this Agreement, is prepared to grant an exclusive license to Licensee to exploit and practice such Licensed Patents throughout the Territory; and

B.                 Licensee wishes to acquire an exclusive license under the Licensed Patents as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1.	Definitions

(a)	The term “Licensed Patents” means the patents set forth on Exhibit A.

(b)	The term “Territory” means the United States of America and ITAR compliant countries.

2.	Grant of Rights

(a)                Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license to make, have made, use, offer to sell, sell, manufacture, practice and otherwise commercialize the Licensed Patents in the Territory.

(b)               Ownership of any development, improvement, design, layout of the technology licensed herein shall always be the property of Licensor. Notwithstanding anything to the contrary, all rights to the patents or intellectual property rights now existing or to be obtained in the future, which are based on the Licensed Patents, shall be the sole property of Licensor.

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3.                  Investment. Licensee anticipates that it will need to spend approximately $150,000 on the composite projectile and approximately $250,000 on the Structurally Sound Reactive Material in order to bring these technologies to a point where they are directly marketable. This amount of additional investment required may include, but is not limited to:

(a)                Additional focused engineering development. For example, for the projectile the additional work required includes mass balancing of the projectile so it will be aerodynamically stable, investigating alternative materials such as tungsten carbide (WC) to keep the cost down, and the manufacturing of a limited number of additional projectiles to offer to Government customers for trials and evaluation.

(b)               Limited additional ballistic testing. There may be additional ballistic testing required to meet the needs of various Government clients.

(c)                Focused marketing. There will be materials, animations, and presentations that will be required to effectively sell to Government program managers and key decision makers.

For the Structurally Sound Reactive Materials, similar work needs to be carried out, with the addition of more alloy development to enhance the brittleness and breakup of the alloy, as well as working with weapons designers to figure out exactly which components on which system are the best candidates for initial introduction of this material.

Licensee may offer subcontracts to pre-existing development partners or vendors (e.g.. New Lenox Ordnance, VForge, etc.) for any "additional focused engineering development", "limited additional ballistic testing", "alloy development", "weapons design work".

Licensee will require engineering services support and may consider contracting directly with Licensor for some of the above mentioned additional development and testing trials.

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4.                  Marketing Plans. Licensee represents that it has excellent connectivity to both US Government clients as well as defense contractors. Licensee will directly sell the projectile technology licensed hereunder to U.S. Federal or Foreign Government clients. Licensee will sell the Reactive Structural Material technology licensed hereunder to U.S. Federal or Foreign contractors who are in need of specialized munitions for UAV and other systems as emerging growth markets. Additionally, Licensee may consider sales to system integrators requiring enhancements to current weapons systems where it makes business sense. Should international clients be identified as possible sales prospects, Licensee will ensure compliance with and bear all costs associated with all existing International Traffic in Arms Regulations regulations and requirements. Licensee agrees that export-controlled technical data will not be disclosed under this Agreement. Also, Licensee will ensure compliance with and bear all costs associated with any licensing or registration required by the U.S. Department of State Directorate of Defense Trade Controls Compliance & Registration Division or any other such agency governing sales of arms and munitions, e.g.. Form DS-2032.

5.                  License Fees. Licensee agrees to pay Licensor license fees, as follows:

(a)                $12,500 upon execution of this Agreement, and $12,500 six months following the Effective Date.

(b)               $25,000 on the second anniversary of the Effective Date.

6.                  Royalty Payments. Royalty payments will replace license fees starting in the third year in accordance with the following: Within 30 days following the end of each applicable year following the Effective Date, Licensee shall pay to Licensor royalty payments, as follows:

(a)                3.5% of the aggregate gross sales by Licensee relating to the Licensed Patents ("Sales"), if such Sales equal at least $1,000,000 during the first year following the Effective Date;

(b)               3.5% of Sales, if such Sales equal at least $1,000,000 during the second year following the Effective Date;

(c)                3.5% of Sales, if such Sales equal at least $1,000,000 during the third year following the Effective Date;

(d)               3.5% of Sales, if such Sales equal at least $2,000,000 during the fourth year following the Effective Date;

(e)                3.5% of Sales, if such Sales equal at least $3,000,000 during any year after the fourth year following the Effective Date.

7.                  Mandatory Performance Targets. The following minimum gross revenue requirements will be the main condition of exclusive licensing hereunder. If any such revenue target is not met, such exclusive licensing shall terminate immediately. However, the parties hereto may negotiate a non-exclusive license to the Licensed Patents in the event Licensee's exclusive license shall terminate:

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(a)                Third Year after the Effective Date. Licensee shall generate at least $1,000,000 of Sales during the third year following the Effective Date.

(b)               Fourth Year after the Effective Date. Licensee shall generate at least $2,000,000 of Sales during the fourth year following the Effective Date.

(c)                Fifth Year after the Effective Date and Subsequent Years. Licensee shall generate at least $3,000,000 of Sales during the fifth year following the Effective Date, and during each subsequent year during the term of this Agreement.

8.	Reports.

(a)                Quarterly Reports. Within 45 days of the end of each calendar quarter, Licensee will deliver to Licensor a full and accurate accounting for such quarter of Sales, earned royalties due and satisfaction of milestones in Section 7. Quarterly reports are required regardless of whether any payments are required for such calendar quarter. Information about Sales will be provided on a Licensed Patent and country-by-country basis for Licensee. The report will identify all Sales in connection with the Licensed Patents that were sold by Licensee during that reporting period. The report will also include such other information reasonably requested by Licensor from time to time.

(b)               Records and Audit. Licensee will keep accurate books of account and records to document the derivation of all amounts payable to Licensor under this Agreement. These books and records will be kept at Licensee’s principal place of business for at least five years following the end of the calendar year to which they pertain. Licensee will provide Licensor access to these books upon reasonable notice, during normal business hours, for audit by a Licensor representative or agent for the purpose of verifying Licensee’s royalties statement or Licensee’s compliance in other respects with this Agreement. Should an audit by Licensor show an underpayment, Licensee will immediately pay all past due amounts. In addition, should an audit by Licensor show an underpayment by more than 5% in any reporting period, Licensee will pay all of Licensor's actual out-of-pocket audit expenses immediately upon request. Should an audit by Licensor show an overpayment, Licensor will credit such overpayment against the next payment due from Licensee under this Agreement. Audits will not occur more than once in any 12 month period; however, if an audit shows an underpayment, thereafter audits may occur every 6 months, at Licensor's sole option.

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9.                  Infringement of Licensed Patents by Third Parties. Should Licensor or Licensee become aware of any infringement or alleged infringement of any intellectual property constituting any portion of the Licensed Patents, that party shall immediately notify the other party in writing of the name and address of the alleged infringer, the alleged acts of infringement, and any available evidence of infringement. Licensor and Licensee agree to work jointly (on a best effort basis) to prevent any infringement.

10.              Term and Termination

(a)                Term. The initial term of this Agreement shall be five (5) years, unless sooner terminated as provided below. Subject to the satisfaction by Licensee of the milestones in Section 7, Licensee may renew this Agreement for up to three (3) additional periods of one (1) year each (each a “renewal term”) after the expiration of the initial term, by giving written notice of renewal to Licensee at least one hundred twenty (120) days prior to the expiration of the initial term or any renewal term unless, at the expiration of the initial term or any renewal term, Licensee has failed to make any payment to Licensor which is due and payable hereunder. No termination of this Agreement shall operate to deny either party of its rights or remedies, either at law or in equity, and shall not relieve Licensee of its obligations to pay royalties and other financial obligations hereunder up through the date of termination.

(b)               Termination by Licensee or Licensor for Convenience. Either party may terminate this Agreement by giving 90 days prior written notice of termination to the other party.

(c)                Termination for Breach. Either party may terminate this Agreement by written notice if the other party breaches this Agreement and fails to cure such breach within 30 days of written notice of breach for payment defaults, or within 90 days of written notice of breach for non-payment defaults.

(d)               Immediate Termination by Licensor. This Agreement will terminate immediately upon written notice from Licensor if any of the following occur: (a) Licensee uses or Licensee attempts to transfer or assign its rights or obligations under this Agreement in any manner contrary to the terms of this Agreement or in derogation of Licensor's proprietary rights; or (b) Licensee is determined to be insolvent, makes an assignment for the benefit of creditors, has a bankruptcy petition filed by or against it (which is not dismissed within 60 days), or a receiver or trustee in bankruptcy or similar officer is appointed to take charge of all or part of Licensee’s property..

(e)                Obligations on Termination. Upon termination of this Agreement: (i) Licensee shall immediately cease and desist from using the Licensed Patents and all right, title and interest that Licensee may have in the Licensed Patents shall vest in Licensor immediately and automatically, without the need of further action. No termination of this Agreement by either party shall relieve such party from any obligation or liability that arose prior to such termination.

11.              Relationship of Parties. Nothing in this Agreement will be deemed or construed to create the relationship of principal and agent, or of partnership or joint venture, and neither party will hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant, or employee of the other. Neither party, nor any of their officers, employees, or representatives, will have any right, collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice, or to perform any act on behalf of the other party except as expressly authorized under this Agreement or in writing by the other party in its sole discretion.

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12.              Indemnification. Licensee shall defend, indemnify and hold Licensor harmless against all claims or expenses (including reasonable attorneys’ fees) arising out of or relating to Licensee's manufacture, use, sale, offer for sale, or disposition in connection with the Licensed Patents, except to the extent such claims are caused by the negligence or willful misconduct of Licensor.

13.              Confidentiality and Non-Disclosure; Return of Proprietary Information.

(a)                Licensee acknowledges that Licensor has furnished to Licensee copies of all internal formal and informal Licensor reports, notes, sketches or mock ups associated with documenting engineering development efforts to date for the Licensed Patents (collectively, the "Proprietary Information"), and has disclosed and will disclose to Licensee in connection with this Agreement other confidential or proprietary information, including business plans, strategies, trade secrets and other non-public information ("Confidential Information," which includes the Proprietary Information). Licensee will inform Licensor of any disclose of Confidential Information to any other party. Licensee shall not use any Confidential Information for any purpose other than with respect to the license granted hereunder. Confidential information does not include information that Licensee can establish (i) is or becomes publicly available other than as a result of a breach of this Agreement by, or other fault of, Licensee, (ii) is lawfully received from a third party which is not under an obligation of confidentiality for the benefit of Licensor, (iii) was either in the possession of or known to Licensee at the time of disclosure without any limitation on use or disclosure for the benefit of Licensee, (iv) is independently developed by Licensee without the use or benefit of Licensor's Confidential information, or (vi) must be disclosed pursuant to any law, regulation or judicial or governmental order.

(b)               Licensee agrees that it will not trade in the securities of Licensor at any time Licensee is in possession of material non-public information about Licensor. Licensee further agrees not to provide "tips" for trading by other persons by disclosing material nonpublic information to them. Licensee acknowledges that it is aware that violation of the insider trading laws can result in substantial civil liability, administrative penalties and other sanctions imposed on Licensee.

(c)                Licensee shall return all Confidential Information, including any copies thereof made by Licensee, to Licensor upon the termination of the exclusive license hereunder. Licensee shall certify to Licensor that all such Confidential Information was returned.

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14.	Assignment; Sublicense

(a)                Licensee shall have the right to assign or otherwise transfer this Agreement and the rights acquired by Licensee hereunder, with the prior written consent of Licensor (which consent may be withheld in Licensor's sole and absolute discretion).

(b)               Licensee shall have the right to sublicense the Licensed Patents to any third party, with the prior written consent of Licensor (which consent may be withheld in Licensor's sole and absolute discretion).

(c)                Licensor shall have the right to assign or otherwise transfer this Agreement and the rights herein, to any third party, without the prior written consent of Licensee.

(d)               During the term of this Agreement, no patent owner or assignee may designate additional assignees.

15.	Notices

(a)                All notices, demands, and other communications under this Agreement shall be deemed to have been duly given and delivered one (1) day after sending, if sent by fax or email, and five (5) days after posting, if sent by registered airmail, postage prepaid, to the parties at the following addresses:

For Licensor:	100 Cienega Street, Suite C

Santa Fe, New Mexico 87501

For Licensee:	1107 Key Plaza #106,

Key West, FL 33040

The parties hereto may give written notice of change of address, and, after such notice has been received, any notice of request shall thereafter be given to such party at the changed address.

16.	Arbitration.

(a)                Parties’ Consent to Arbitration. Except as otherwise provided in this Agreement, Licensor and Licensee consent and submit to the exclusive jurisdiction and venue of the State of California, County of Los Angeles, for the adjudication of any dispute between Licensor and Licensee that arises out of or relates to this Agreement. Except as provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration heard by one (1) arbitrator (who shall be an attorney with experience in patent and intellectual property matters), in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association. The arbitrator shall be appointed in accordance with the Rules. The parties hereto agree that the venue of such arbitration shall be the County of Los Angeles, California.

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(b)               Powers. The arbitrator shall be bound by the terms and conditions of this Agreement and shall have no power, in rendering the award, to alter or depart from any express provision of this Agreement, and the failure to observe this limitation shall constitute grounds for vacating the award. Except as otherwise provided in this Agreement, the arbitrator shall apply the law specified in Section 17 below. Any award of the arbitrator shall be final and binding upon the parties and judgment may be entered in any court of competent jurisdiction, including, without limitation, the courts of the State of California or any federal court in California, or any court of competent jurisdiction within the Territory. The award and judgment thereon shall include interest at the legal rate from the date that the sum awarded to the prevailing party was originally due and payable, and attorneys’ fees and other arbitration costs, including, without limitation, costs associated with expert witnesses.

(c)                Entitlement to Costs. If any legal action or dispute arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, investigative costs, reasonable accounting fees and charges for experts. The “prevailing party” shall be the party who obtains a provisional remedy such as a preliminary injunction or who is entitled to recover its reasonable costs of suit, whether or not the suit proceeds to final judgment; if there is no court action, the prevailing party shall be the party who wins any dispute. A party need not be awarded money damages or all relief sought in order to be considered the “prevailing party” by the arbitrator(s) or a court.

17.              Governing Law. All questions concerning this Agreement, the rights and obligations of the parties, enforcement and validity, effect, interpretation and construction which are governed by state law shall be determined under the laws of the State of California. United States federal law shall apply to all other issues; however, if a provisional remedy is sought, the law of the place where such remedy is sought shall apply.

18.              General Provisions

(a)                The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement shall constitute the complete and exclusive statement of the Agreement between them with respect to the subject matter herein, and supersedes all proposals, oral or written, and all other communications between them relating to the Licensed Patents.

(b)               No modifications or amendments to this Agreement shall be binding upon the parties unless made in writing and duly executed by the parties.

(c)                The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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(d)               Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. The failure by any of the parties hereto to enforce any of said provisions, rights, or elections shall not preclude or prejudice other provisions, rights, or elections which it may have under this Agreement. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

(e)                This Agreement shall be binding not only upon the parties hereto, but also upon without limitations thereto, their assignees, successors, heirs, devices, divisions, subsidiaries, officers, directors and employees.

(f)                Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

(g)               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original all of which constitute one and the same agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

LICENSOR		LICENSEE

SIGMA LABS, INC.		Allotrope Sciences Corp.

By:	/s/ Mark Cola	By:	/s/ Alan Yarborough
Its:	4-11-13	Its:	4-11-13

B6 Sigma, Inc.

By:	/s/ Mark Cola
Its:	4-11-13

Signature Page

License Agreement

EXHIBIT A

LICENSED PATENTS

United States Patent Number 8,359,979 - Composite Projectile

United States Patent Number 8,372,224 -Structurally Sound Reactive Materials